NEWSRELEASE
FOR IMMEDIATE RELEASE
Jan. 11, 2009

Contacts:
Analysts Jay Gould	(614) 480-4060	Media Maureen Brown	(614) 480-5512

HUNTINGTON BANCSHARES APPOINTS RICHARD W. NEU TO ITS BOARD

Neu has deep roots in Michigan and Cleveland

Cleveland, OHIO – Richard “Rick” W. Neu, former chief financial officer, treasurer and director of Charter One Financial and First Federal of Michigan, has been appointed to Huntington’s Board of Directors. It was with the help of Neu’s leadership that Charter One grew to be a company with $43 billion in assets. Neu is also chairman of the board of MCG Capital Corp. and a board member of the Dollar Thrifty Automotive Group.

“Rick possesses a substantial combination of financial acumen and knowledge of our markets,” said Steve Steinour, president, chairman and chief executive officer of the bank. “He has led banking institutions in Detroit and Cleveland, two markets that are very important to us. He understands the needs of our customers, the investments we are making to grow the bank and our longstanding commitment to our communities.”

Neu was raised in Michigan. He began his career as an auditor for Peat Marwick in Detroit. In 1985, he joined First Federal of Michigan, also in Detroit, as the chief financial officer. In 1995, Charter One and First Federal merged and Neu became the chief financial officer and treasurer of Charter One in Cleveland.

“I am delighted to join Huntington, which has laid a strong foundation for growth,” said Neu. “I look forward to working with the Huntington team, which has the expertise, strategic vision and talent to continue to grow the bank.”

Neu earned his bachelor’s of business administration at Eastern Michigan University in Ypsilanti. In addition to his other board memberships, he is on the board of trustees of Western Reserve Academy in Hudson, Ohio.

He is the second board member, with strong ties to Cleveland, who has joined the Huntington board in the past six months. William R. Robertson, a 45-year resident of Cleveland, and a former president, director and deputy chairman of National City Corp. joined the board in September. It was with the help of Robertson’s leadership that National City became one of the country’s premier banks during the 1970s, 1980s and into the mid-1990s. Robertson most recently retired as managing partner of Cleveland’s Kirtland Capital Partners.

About Huntington

Huntington Bancshares Incorporated is a $53 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has been providing a full range of financial services including checking, loans, savings, insurance and investment services to customers for 143 years. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, telephone bank; and through its network of nearly 1,400 ATMs.

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